January 20, 2015

Nuveen Investment Funds, Inc.

333 West Wacker Drive

Chicago, Illinois 60606

Ladies and Gentlemen:

We have acted as counsel to Nuveen Investment Funds, Inc., a Maryland corporation (the “Company”), in rendering the opinion hereinafter set forth with respect to the authorization of the classes and series of the Company’s common shares, par value $0.0001 per share, which are identified in Exhibit A to this opinion letter, which are also known by the names set forth opposite their respective class and series designations in Exhibit A. The shares of the Company identified in Exhibit A are referred to herein collectively as the “Shares.”

We understand that the Shares are being registered under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, pursuant to the Company’s Registration Statement on Form N-1A (File No. 033-16905) relating to such shares (the “Registration Statement”). In rendering the opinion hereinafter expressed, we have reviewed the corporate proceedings taken by the Company in connection with the authorization and issuance of the Shares, and we have reviewed such questions of law and examined copies of such corporate records of the Company, certificates of public officials and of responsible officers of the Company, and other documents as we have deemed necessary as a basis for such opinion. As to the various matters of fact material to such opinion, we have, when such facts were not independently established, relied to the extent we deemed proper on certificates of public officials and of responsible officers of the Company. In connection with such review and examination, we have assumed that all copies of documents provided to us conform to the originals and that all signatures are genuine.

In addition, in rendering the opinion hereinafter expressed, we have assumed, with the concurrence of the Company, that all of the Shares will be issued and sold upon the terms and in the manner set forth in the Registration Statement; that the Company will not issue Shares in excess of the numbers authorized in the Company’s articles of incorporation as in effect at the respective dates of issuance; and that the Company will maintain its corporate existence and good standing under the laws of the State of Maryland in effect at all times after the date of this opinion.

Nuveen Investment Funds, Inc.

January 20, 2105

Based on the foregoing, it is our opinion that the Shares issued from and after the date hereof, when issued and delivered by the Company as described in the Registration Statement, will be legally issued and fully paid and non-assessable.

In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the State of Maryland. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney LLP

Dorsey & Whitney LLP

CFS

Exhibit A to January 20, 2015 Dorsey & Whitney

Opinion Letter to Nuveen Investment Funds, Inc.

Designation of Shares in

Articles of Incorporation

or Articles Supplementary

Class B, Series 6 Common Shares	Nuveen Core Plus Bond Fund, Class R6

Class I, Series 6 Common Shares	Nuveen Core Bond Fund, Class R6

Class J, Series 6 Common Shares	Nuveen Short Term Bond Fund, Class R6

Class LL, Series 6 Common Shares	Nuveen Strategic Income Fund, Class R6

Class FFF, Series 5 Common Shares	Nuveen Inflation Protected Securities Fund, Class R6